C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations and public affairs (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 20, 2009 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended September 30, 2009.

Summarized financial results for the quarter ended September 30 are as follows (dollars in thousands, except per share data):

	Three months ended September 30,			Nine months ended September 30,
	2009	2008	% change	2009	2008	% change

Total revenues	$ 1,954,803	$ 2,316,593	-15.6%	$5,568,823	$6,623,511	-15.9%
Net revenues:
Transportation
Truck	268,055	262,500	2.1%	790,640	774,027	2.1%
Intermodal	8,350	11,952	-30.1%	26,608	31,830	-16.4%
Ocean	13,404	17,164	-21.9%	40,578	43,453	-6.6%
Air	8,309	8,474	-1.9%	23,394	26,235	-10.8%
Miscellaneous	11,714	10,297	13.8%	32,529	30,997	4.9%
Total transportation	309,832	310,387	-0.2%	913,749	906,542	0.8%
Sourcing	30,860	28,223	9.3%	95,477	85,561	11.6%
Information services	11,874	12,978	-8.5%	33,647	38,700	-13.1%
Total net revenues	352,566	351,588	0.3%	1,042,873	1,030,803	1.2%
Operating expenses	197,765	202,969	-2.6%	600,820	601,601	-0.1%
Operating income	154,801	148,619	4.2%	442,053	429,202	3.0%
Net income	$ 95,460	$ 93,560	2.0%	$ 273,096	$ 270,296	1.0%
Diluted EPS	$ 0.57	$ 0.54	5.6%	$ 1.61	$ 1.56	3.2%

Our consolidated total revenues decreased 15.6 percent in the third quarter of 2009 compared to the third quarter of 2008. Our Transportation revenue decline of 20.0 percent in the third quarter of 2009 was driven by falling transportation rates and volume declines in many of our transportation modes. Transportation rates declined primarily due to a reduction in fuel prices. Our pricing to our customers also decreased due to a significant decline in overall transportation market demand as a result of the economic recession. Weak demand also negatively impacted our volumes.

Our Sourcing revenues increased 8.4 percent in the third quarter of 2009 primarily due to volume growth. Our Information Services revenues decreased 8.5 percent in the third quarter of 2009. The decrease was driven by lower fuel prices and declines in transactions.

Total Transportation net revenues decreased 0.2 percent to $309.8 million in the third quarter of 2009 from $310.4 million in the third quarter of 2008. Our Transportation net revenue margin increased to 19.8 percent in 2009 from 15.9 percent in 2008 largely driven by a decline in fuel prices and a lower cost of capacity.

Our truck net revenues, which consist of truckload and less-than-truckload ("LTL") services, increased 2.1 percent in the third quarter of 2009. Our truckload volumes were relatively consistent with the third quarter of 2008. Our truckload net revenue margins increased due to lower fuel prices and lower cost of capacity. Excluding the estimated impacts of fuel, on average our truckload rates decreased approximately 7 percent in the third quarter of 2009 compared to the third quarter of 2008. Our LTL net revenues decreased slightly. The decrease was driven by price declines, largely offset by volume increases. Our LTL net revenue margin was relatively consistent with the third quarter of 2008.

Our intermodal net revenue decrease of 30.1 percent in the third quarter was driven largely by price declines, combined with volume decreases. Net revenue margin was relatively consistent with the third quarter of 2008.

Our ocean transportation net revenues decreased 21.9 percent in the third quarter of 2009 driven by decreased volumes and price declines. Excluding our previously announced acquisition of Walker Logistics Overseas Ltd. ("Walker") on June 12, 2009, our ocean transportation net revenues would have declined approximately 24.3 percent. Our ocean net revenue margins increased due to lower cost of capacity.

Our air transportation net revenue declined 1.9 percent in the third quarter of 2009. Excluding the Walker acquisition, our volumes declined and our air transportation net revenues decreased approximately 13.3 percent.

For the third quarter, Sourcing net revenues increased 9.3 percent to $30.9 million in 2009 from $28.2 million in 2008. This increase was driven primarily by volume growth and the acquisition of Rosemont Farms Corporation, Inc. ("Rosemont") on September 15, 2009.

Our Information Services net revenues decreased 8.5 percent in the third quarter of 2009. The decrease was driven by declines in transactions and lower fuel prices, as some of our merchant fees are based on a percentage of the total sale amount.

For the third quarter, operating expenses decreased 2.6 percent to $197.8 million in 2009 from $203.0 million in 2008. This was due to a decrease of 2.4 percent in personnel expenses and a decrease of 3.2 percent in other selling, general, and administrative expenses. As a percentage of net revenues, total operating expenses decreased slightly to 56.1 percent in the third quarter of 2009 from 57.7 percent in the third quarter of 2008.

On September 14, 2009, we acquired certain assets of Rosemont Farms Corporation, Inc., a produce marketing company, and Quality Logistics, LLC, a non-asset based logistics sister company that focuses on produce transportation. Rosemont is headquartered in Boca Raton, Florida and has approximately 100 employees.

During the third quarter of 2009, the C.H. Robinson Board of Directors authorized management to repurchase an additional 10,000,000 shares. These repurchases are expected to take place over multiple years. We are currently purchasing shares under the 2007 authorization of 10,000,000 shares. There are approximately 2,700,000 shares remaining under the 2007 authorization.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 32,000 customers through a network of 235 offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 50,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions such as the current recession and decreased consumer confidence, changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Third Quarter 2009 Earnings Conference Call

Tuesday, October 20, 2009 5:00 p.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 877-941-6009; conference ID 4164763

Webcast replay available through November 3, 2009; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on October 23, 2009: 800-406-7325;

passcode: 4164763#
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenues:
Transportation	$1,563,335	$ 1,953,555	$4,369,438	$ 5,522,521
Sourcing	379,594	350,060	1,165,738	1,062,290
Information Services	11,874	12,978	33,647	38,700
Total revenues	1,954,803	2,316,593	5,568,823	6,623,511
Costs and expenses:
Purchased transportation and related services	1,253,503	1,643,168	3,455,689	4,615,979
Purchased products sourced for resale	348,734	321,837	1,070,261	976,729
Personnel expenses	148,750	152,331	453,716	452,606
Other selling, general, and administrative expenses	49,015	50,638	147,104	148,995
Total costs and expenses	1,800,002	2,167,974	5,126,770	6,194,309

Income from operations	154,801	148,619	442,053	429,202

Investment and other income	439	1,595	1,658	5,778

Income before provision for income taxes	155,240	150,214	443,711	434,980
Provision for income taxes	59,780	56,654	170,615	164,684
Net income	$ 95,460	$ 93,560	$ 273,096	$ 270,296

Net income per share (basic)	$ 0.57	$ 0.55	$ 1.62	$ 1.60
Net income per share (diluted)	$ 0.57	$ 0.54	$ 1.61	$ 1.56
Weighted average shares outstanding (basic)	167,191	168,864	168,168	169,432
Weighted average shares outstanding (diluted)	168,648	172,446	169,746	173,236

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$ 376,274	$ 494,743
Available-for-sale securities	11,918	2,644
Receivables, net	884,565	828,884
Other current assets	39,523	21,600
Total current assets	1,312,280	1,347,871

Property and equipment, net	118,785	104,088
Intangible and other assets	410,968	363,762
Total Assets	$ 1,842,033	$ 1,815,721

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 590,798	$ 568,758
Accrued compensation	79,249	93,431
Other accrued expenses	27,974	35,464
Total current liabilities	698,021	697,653

Long term liabilities	25,769	10,847
Total liabilities	723,790	708,500

Total stockholders' investment	1,118,243	1,107,221
Total liabilities and stockholders' investment	$ 1,842,033	$ 1,815,721

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands, except operational data)

	Nine months ended September 30,
	2009	2008
Operating activities:
Net income	$ 273,096	$ 270,296
Stock-based compensation	17,187	16,562
Depreciation and amortization	22,195	23,198
Provision for doubtful accounts	13,626	9,982
Other non-cash change, net	(2,238)	4,810
Net changes in operating elements	(81,495)	(149,517)
Net cash provided by operating activities	242,371	175,331

Investing activities:
Net property additions	(28,993)	(16,108)
Purchases of available-for-sale securities	(11,915)	(136,954)
Sales/maturities of available-for-sale securities	2,763	250,489
Cash paid for acquisition, net	(43,537)	(59,696)
Other assets, net	213	677
Net cash (used for) provided by investing activities	(81,469)	38,408

Financing activities:
Repayment of acquired line of credit	-	(9,383)
Net repurchases of common stock	(162,723)	(130,477)
Excess tax benefit from stock-based compensation plans	8,052	9,802
Cash dividends	(122,023)	(113,477)
Net cash used for financing activities	(276,694)	(243,535)
Effect of exchange rates on cash	(2,677)	2,828

Net change in cash and cash equivalents	(118,469)	(26,968)
Cash and cash equivalents, beginning of period	494,743	338,885
Cash and cash equivalents, end of period	$ 376,274	$ 311,917

	As of September 30,
	2009	2008
Operational Data:
Employees	7,370	7,966
Branches	235	224

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